IDEXX Laboratories Announces Entry Into Consent Agreement with FTC Bureau of Competition Staff

WESTBROOK, Maine, Dec. 11, 2012 /PRNewswire/ -- IDEXX Laboratories, Inc. (NASDAQ, IDXX) and the staff of the Bureau of Competition of the U.S. Federal Trade Commission ("FTC") have signed a Consent Agreement to resolve the FTC's investigation into whether the Company engaged in unfair methods of competition.

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Under the Consent Agreement, IDEXX cannot have exclusive distribution agreements with all three of MWI Veterinary Supply, Inc. ("MWI"), Butler Schein Animal Health, and Webster Veterinary. IDEXX may maintain exclusive distribution agreements with two of these three distributors. IDEXX's non-exclusive agreement with MWI, effective January 1, 2013, brings the Company into compliance with the terms of the Consent Agreement.

The Consent Agreement expressly states that the Company admits no wrongdoing.

"Entering into the Consent Agreement with the FTC staff is a milestone in our effort to resolve the multi-year FTC investigation," said Jonathan Ayers, Chairman and Chief Executive Officer. "The terms of the Consent Agreement are consistent with the proposed resolution we described beginning in April of this year."

"We continue to believe that our distribution practices do not violate the antitrust laws, as these same practices have been upheld by two federal courts of appeal. However, the Consent Agreement provides a framework that allows us to put an end to the expense and distraction of the FTC investigation and to avoid long and costly litigation with the FTC, while preserving and even strengthening the longstanding relationships we have with our distribution partners."

As is the ordinary process, the Consent Agreement remains subject to approval by the FTC Commissioners, who will review the Agreement and a draft complaint. If they approve the proposed draft complaint and proposed Consent Agreement, there will be a 30-day public comment period after which the Commissioners can issue their final approval.

About IDEXX Laboratories, Inc.

IDEXX Laboratories, Inc. is a leader in pet healthcare innovation, serving practicing veterinarians around the world with a broad range of diagnostic and information technology-based products and services. IDEXX products enhance the ability of veterinarians to provide advanced medical care, improve staff efficiency and build more economically successful practices. IDEXX is also a worldwide leader in providing diagnostic tests and information for livestock and poultry and tests for the quality and safety of water and milk. Headquartered in Maine, IDEXX Laboratories employs more than 5,000 people and offers products to customers in over 100 countries.

Note Regarding Forward-Looking Statements

This press release contains statements about the Consent Agreement the Company has entered into with the FTC staff, the impact of the Consent Agreement on the FTC's investigation of the Company's distribution arrangements, and the impact the Consent Agreement may have on the Company's distribution arrangements that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as "expects," "may," "anticipates," "intends," "would," "will," "plans," "believes," "estimates," "should," and similar words and expressions. These statements are based on management's expectations of future events as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments. Actual results could differ materially from management's expectations. Factors that could cause or contribute to such differences include the following: the results of the process for approval of the Consent Agreement by the FTC Commissioners; the impact of one of the Company's distributors becoming non-exclusive on the Company's results of operations; the impact of distributor purchasing decisions on sales of the Company's products that are sold through distribution; and the other factors relating to our business and prospects that are discussed in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, in the section captioned "Risk Factors."

Contact: Merilee Raines, Chief Financial Officer, 1-207-556-8155